Filed Pursuant to Rule 424(b)(2)
Registration No. 333-238019

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (1)
4.000% Senior Notes due 2030	$450,000,000	99.592%	$448,164,000	$58,172.00

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Prospectus Supplement

(To Prospectus dated May 6, 2020)

$450,000,000 4.000% Senior Notes due 2030

We are offering $450,000,000 aggregate principal amount of 4.000% Senior Notes due 2030. The notes will mature on May 15, 2030. Interest on the notes will accrue from May 15, 2020 and be payable on May 15 and November 15 of each year, commencing on November 15, 2020.

We will have the right at our option to redeem the notes, in whole or in part, at any time or from time to time, at the redemption prices described in this prospectus supplement under “Description of the notes—Optional redemption.”

The notes will be our general senior unsecured obligations and will rank equally in right of payment with our existing and future senior unsecured indebtedness.

The notes are a new issue of securities with no established trading market. We have not applied and do not intend to apply for listing of the notes on any securities exchange or for the inclusion of the notes on any automated dealer quotation system.

See “Risk factors” on page S-7 for a discussion of certain risks that should be considered in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)	Underwriting Discount	Proceeds to us (before expenses)
Per note	99.592%	0.650%	98.942%
Total	$448,164,000	$2,925,000	$445,239,000

(1)	Plus accrued interest, if any, from May 15, 2020.

The underwriters expect to deliver the notes through the book-entry delivery system of The Depository Trust Company and its direct participants, including Euroclear Bank SA/NV and Clearstream Banking, société anonyme, on or about May 15, 2020. See “Underwriting.”

Joint Book-Running Managers

Goldman Sachs & Co. LLC		J.P. Morgan

Wells Fargo Securities	PNC Capital Markets LLC	US Bancorp

Co-Managers

Barclays	BMO Capital Markets	BNP PARIBAS	BofA Securities	Citigroup

Compass Point	KeyBanc Capital Markets	Stephens Inc.

The date of this prospectus supplement is May 8, 2020

About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of the notes and contains certain information relating to us and our business, financial condition and results of operations. The second part is the accompanying prospectus dated May 6, 2020, which we refer to as the “accompanying prospectus.” The accompanying prospectus contains more general information about debt securities we may offer from time to time, some of which may not apply to this offering. This prospectus supplement and the accompanying prospectus also incorporate by reference important information about us and other information you should know before purchasing the notes.

You should rely only on the information contained or incorporated by reference in this prospectus supplement, in the accompanying prospectus or in any free writing prospectus filed by us with the Securities and Exchange Commission, or the SEC. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on this prospectus supplement. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or in any such free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

We are not, and the underwriters are not, making an offer of the notes in any jurisdiction where the offer or sale is not permitted.

In this prospectus supplement, unless otherwise stated or the context otherwise requires, references to “the Company,” “we,” “us” and “our” and all similar references are to First American Financial Corporation and its consolidated subsidiaries. However, in the “Description of the notes” and related summary sections of this prospectus supplement and the “Description of the debt securities” section of the accompanying prospectus, references to “the Company,” “we,” “us” and “our” are to First American Financial Corporation only and not to any of its subsidiaries. In this prospectus supplement, unless otherwise stated or the context otherwise requires, references to “the indenture” are to the indenture governing the notes, as supplemented by the third supplemental indenture.

Market and industry data

This prospectus supplement and the documents incorporated by reference herein include market share and industry data and forecasts that we have obtained from market research, publicly available information and industry publications. Some of the sources from which we have obtained information are the Mortgage Bankers Association and the American Land Title Association. Although we believe all of our sources are reliable, the information relied on and referred to in this prospectus supplement and the documents incorporated by reference herein has not been verified by any independent sources, and we do not guarantee the accuracy and completeness of such information.

Incorporation by reference

We have filed with the SEC a registration statement on Form S-3 relating to the notes. This prospectus supplement is part of the registration statement and does not contain all the information in the registration statement. The SEC allows us to incorporate by reference information into this prospectus supplement. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document with the SEC. Notwithstanding the foregoing, we are not incorporating any documents or information deemed to have been furnished rather than filed in accordance with SEC rules.

S-i

We incorporate by reference in this prospectus supplement the documents set forth below that have been previously filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 18, 2020;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, filed on April 29, 2020;

•	our Current Report on Form 8-K, filed on May 6, 2020; and

•

any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, on or after the date of this prospectus supplement and before the termination of this offering.

Any reports filed by us with the SEC on or after the date of this prospectus supplement and before the date that the offering of the notes by means of this prospectus supplement and the accompanying prospectus is terminated will automatically update and, where applicable, supersede any information contained or incorporated by reference in this prospectus supplement. However, any documents or portions thereof or any exhibits thereto that we furnish to, but do not file with, the SEC shall not be incorporated or deemed to be incorporated by reference into this prospectus supplement. Unless specifically stated to the contrary, none of the information we disclose under items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus supplement.

We will furnish to you without charge, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests should be addressed to:

First American Financial Corporation

1 First American Way

Santa Ana, California 92707-5913

Attention: Secretary

(714) 250-3000

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Summary

The following summary highlights information contained or incorporated by reference in this prospectus supplement. It does not contain all of the information that you should consider before investing in the notes. You should carefully read this entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated herein and therein by reference, including the financial statements and the accompanying notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus. You should also carefully consider the matters discussed under “Risk factors.”

First American Financial Corporation

We, through our subsidiaries, are engaged in the business of providing financial services through our title insurance and services segment and our specialty insurance segment. The title insurance and services segment provides title insurance, closing and/or escrow services and similar or related services domestically and internationally in connection with residential and commercial real estate transactions. We also provide products, services and solutions that are designed to mitigate risk in, or otherwise facilitate real estate transactions. Many of these products, services and solutions involve the use of real property-related data, including data derived from its proprietary databases. We maintain, manage and provide access to title plant data and records, and, in addition, provide banking, trust, document custodial, warehouse lending and wealth management services. The specialty insurance segment issues property and casualty insurance policies and sells home warranty products. In addition, our corporate function consists of certain financing facilities as well as the corporate services that support our business operations.

We were incorporated in the state of Delaware in January 2008 to hold the financial services businesses of our prior parent. On June 1, 2010, our common stock was listed on the New York Stock Exchange under the ticker symbol “FAF.” The businesses operated by our subsidiaries have, in some instances, been in existence since the late 1800s.

Our executive offices are located at 1 First American Way, Santa Ana, California 92707-5913. Our telephone number is (714) 250-3000.

Title insurance and services segment

Our title insurance and services segment issues title insurance policies on residential and commercial property in the United States and offers similar or related products and services internationally. This segment also provides closing and/or escrow services; accommodates tax-deferred exchanges of real estate; provides products, services and solutions designed to mitigate risk or otherwise facilitate real estate transactions, many of which products, services and solutions involve the use of real property-related data; maintains, manages and provides access to title plant data and records; provides document generation and delivery services; and provides appraisals and other valuation-related products and services, lien release and document custodial services, warehouse lending services, default-related products and services, evidence of title, and banking, trust and wealth management services. In 2019, 2018 and 2017 we derived 91.5%, 91.9% and 91.7% of its consolidated revenues, respectively, from this segment.

Specialty insurance segment

Property and Casualty Insurance. Our property and casualty insurance business provides insurance coverage to residential homeowners and renters for liability losses and typical hazards such as fire, theft, vandalism and other types of property damage. We are licensed to issue policies in all 50 states and the District of Columbia and actively issue policies in 46 states. The majority of policy liability is in the western United

States, including approximately 59% in California. In certain markets we also offer preferred risk auto insurance to better compete with other carriers offering bundled home and auto insurance. We market our property and casualty insurance business using both direct distribution channels, including marketing through our existing real estate closing-service activities, and through a network of independent brokers. We purchase reinsurance to limit risk associated with large losses from single events.

Home Warranties. Our home warranty business provides residential service contracts that cover residential systems, such as heating and air conditioning systems, and certain appliances against failures that occur as the result of normal usage during the coverage period. Coverage is typically for one year and is renewable annually at the option of the contract holder and upon our approval. Coverage and pricing typically vary by geographic region. Fees for the warranties generally are paid at the closing of the home purchase or directly by the consumer. Renewal premiums may be paid by a number of different options. In addition, under the contract, the holder is responsible for a service fee for each trade call. First year warranties are marketed through real estate brokers and agents, and we also market directly to consumers. We generally sell renewals directly to consumers. Our home warranty business currently operates in 36 states and the District of Columbia.

The Offering

The following is a brief summary of the terms and conditions of this offering. It does not contain all of the information that you need to consider in making your investment decision. For a more complete understanding of the notes, you should read the section of this prospectus supplement entitled “Description of the notes.”

Issuer	First American Financial Corporation.

Securities offered	$450,000,000 aggregate principal amount of 4.000% Senior Notes due 2030.

Maturity date	May 15, 2030.

Interest rate	4.000% per annum.

Interest payment dates	Interest on the notes will be paid semi-annually on May 15 and November 15 of each year, beginning on November 15, 2020.

Ranking

The notes:

•   will be our general senior unsecured obligations;

•   will not be guaranteed by any of our subsidiaries;

•   will rank equally in right of payment with our existing and future senior unsecured indebtedness; and

•   will be effectively subordinated to all liabilities of our subsidiaries and to all of our secured indebtedness to the extent of the value of the collateral securing such indebtedness.

Assuming we had completed this offering on March 31, 2020, the notes would have been effectively subordinated to $19.4 million of notes and contracts payable and $441.7 million of secured financings payable of our subsidiaries owed to third parties.

Optional redemption	If the notes are redeemed prior to February 15, 2030 (the date that is three months prior to their maturity date), we will have the right at our option to redeem the notes, in whole or in part, at any time or from time to time, at a redemption price equal to the greater of 100% of the principal amount of notes then outstanding to be redeemed or the “make whole” redemption price described under “Description of the notes—Optional redemption” in this prospectus supplement. Notwithstanding the foregoing, if the notes are redeemed on or after February 15, 2030 (the date that is three months prior to their maturity date), the notes will be redeemed at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the date of redemption.
Covenants

The indenture governing the notes will, among other things, limit our ability to:

•  create liens; and

•  consolidate, merge or convey, transfer or lease all or substantially all of our assets.

Each of the covenants is subject to a number of important exceptions and qualifications. See “Description of the notes—Certain covenants.”

Use of proceeds	We estimate that the net proceeds we will receive from this offering will be approximately $443.8 million, after deducting the underwriting discount and estimated expenses of this offering payable by us. We intend to use the net proceeds from this offering to repay the outstanding borrowings under our revolving credit facility and for general corporate purposes.

Form and denomination	The notes will be issued in the form of one or more fully registered global securities, without coupons, in denominations of $2,000 in principal amount and integral multiples of $1,000 in excess thereof. These global securities will be deposited with the trustee as custodian for, and registered in the name of, a nominee of The Depository Trust Company. Except in limited circumstances, notes in certificated form will not be issued or exchanged for interests in global securities.

Trading	The notes are a new issue of securities with no established trading market. We have not applied and do not intend to apply for listing of the notes on any securities exchange or for the inclusion of the notes on any automated dealer quotation system. The underwriters have advised us that they currently intend to make a market in the notes, but they are not obligated to do so and may, in their sole discretion, discontinue market-making at any time without notice. See “Underwriting—New issue of notes” in this prospectus supplement for more information about possible market-making by the underwriters.

Trustee	U.S. Bank National Association.

Risk factors	You should carefully consider the information set forth in the “Risk factors” section of this prospectus supplement and in Item 1A. of Part I of our Annual Report on Form 10-K for the year ended December 31, 2019 and in Item 1A. of Part II of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, as well as all other information included in or incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding whether to invest in the notes.

Summary consolidated financial data

The following tables present our summary consolidated financial data as of and for the periods ended on the dates indicated below. We have derived the summary consolidated financial data as of December 31, 2019 and 2018 and for each of the years ended December 31, 2019, 2018 and 2017 from our audited consolidated financial statements and notes related thereto included in our Annual Report on Form 10-K for the year ended December 31, 2019, which is incorporated by reference into this prospectus supplement. The summary consolidated balance sheet data as of December 31, 2017, has been derived from our audited consolidated financial statements and notes related thereto included in our Annual Report on Form 10-K for the year ended December 31, 2018, which is not included or incorporated by reference into this prospectus supplement. The summary consolidated financial data for the three months ended March 31, 2020 and 2019, and the summary consolidated financial data as of March 31, 2020, have been derived from our unaudited condensed consolidated financial statements and notes related thereto included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2020, which is incorporated by reference into this prospectus supplement. The summary consolidated balance sheet data as of March 31, 2019, has been derived from our unaudited condensed consolidated financial statements and notes related thereto included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2019, which is not included or incorporated by reference into this prospectus supplement.

Because the data in these tables is only a summary, you should read our audited and unaudited consolidated financial statements, including the related notes thereto, incorporated herein by reference, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2019 and Quarterly Report on Form 10-Q for the three months ended March 31, 2020, each of which is incorporated herein by reference, as well as the other information we have incorporated by reference into this prospectus supplement.

(in thousands)	Year Ended December 31,			Three Months Ended March 31,
	2019	2018	2017	2020	2019
Revenues:
Direct premiums and escrow fees	$2,659,273	$2,507,669	$2,461,854	$620,637	$514,202
Agent premiums	2,373,140	2,284,906	2,360,659	599,682	501,537
Information and other	787,831	781,467	776,214	211,512	172,892
Net investment income	315,413	230,289	162,402	45,874	82,268
Net realized investment gains (losses)	66,404	(56,487)	11,234	(64,762)	32,682

Total revenues	6,202,061	5,747,844	5,772,363	1,412,943	1,303,581

Expenses:
Personnel costs	1,806,005	1,748,949	1,723,539	429,660	411,612
Premiums retained by agents	1,874,266	1,799,836	1,863,356	475,381	396,607
Other operating expenses	923,298	900,208	1,055,886	257,240	196,447
Provision for policy losses and other claims	446,040	452,633	450,410	117,477	97,712
Depreciation and amortization	129,021	125,927	128,053	31,449	32,934
Premium taxes	70,612	69,775	69,801	17,315	14,663
Interest	47,801	40,978	35,987	12,097	11,936

Total expenses	5,297,043	5,138,306	5,327,032	1,340,619	1,161,911

Income before income taxes	905,018	609,538	445,331	72,324	141,670
Income taxes	195,170	133,640	23,468	8,478	31,866

Net income	709,848	475,898	421,863	63,846	109,804

Less: Net income (loss) attributable to noncontrolling interests	2,438	1,402	(1,186)	642	229

Net income attributable to the Company	$707,410	$474,496	$423,049	$63,204	$109,575

Other Financial Data:
Cash provided by operating activities	$913,089	$793,165	$632,134	$24,154	$34,471
Cash used for investing activities	(452,232)	(1,220,624)	(387,168)	(692,840)	(290,600)
Cash (used for) provided by financing activities	(445,069)	514,735	128,024	244,630	124,011
Net increase (decrease) in cash and cash equivalents	18,830	79,903	381,088	(435,974)	(130,077)
Cash and cash equivalents—Beginning of period	1,467,129	1,387,226	1,006,138	1,485,959	1,467,129
Cash and cash equivalents—End of period	1,485,959	1,467,129	1,387,226	1,049,985	1,337,052
Other Data:
Title orders opened(1)	1,093	982	1,069	354	228
Title orders closed(1)	796	731	824	203	151

	As of December 31,			As of March 31,
	2019	2018	2017	2020	2019
(in thousands)
Balance Sheet Data:
Investments	$6,589,443	$6,225,520	$5,378,303	$6,548,977	6,544,417
Cash and cash equivalents	1,485,959	1,467,129	1,387,226	1,049,985	1,337,052
Title plants and other indexes	579,674	577,467	568,452	580,255	580,073
Goodwill	1,150,908	1,144,166	1,113,005	1,381,495	1,145,285
Total Assets	11,519,167	10,630,635	9,573,222	11,675,485	11,160,268
Deposits	3,337,431	3,786,183	3,070,566	3,431,347	3,921,903
Reserve for known and incurred but not reported claims	1,063,044	1,042,679	1,028,933	1,057,538	1,033,634
Notes and contracts payable	728,232	732,019	732,810	847,159	730,953
Total stockholders’ equity	4,420,484	3,741,881	3,479,955	4,359,345	3,878,027
Total equity	4,425,002	3,745,388	3,483,025	4,368,922	3,880,536

(1)	Title order volumes are those processed by our direct domestic title operations and do not include orders processed by agents.

Risk factors

Investing in the notes involves risks. Before making a decision to invest in the notes, you should carefully consider the risks described under “Risk Factors” in Item 1A. of Part I of our Annual Report on Form 10-K for the year ended December 31, 2019 and in Item 1A. of Part II of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the risks set forth below. Our business, results of operations, cash flows and financial condition could be materially adversely affected by any of these risks, including the coronavirus pandemic (COVID-19) as described in our Quarterly Report on Form 10-Q as referenced above. See “Where you can find more information” in the accompanying prospectus.

Our indebtedness could adversely affect us by reducing our flexibility to respond to changing business and economic conditions.

As of March 31, 2020, on a pro forma basis after giving effect to this offering as described in “Use of proceeds,” we would have borrowing availability of $700.0 million under our revolving credit facility.

Among other things, our indebtedness may be viewed negatively by credit rating agencies, which could result in increased costs for us to access capital markets. Any future downgrade of the debt issued by us could significantly increase our cost of capital and/or adversely affect our ability to raise capital in the future.

Incurring substantial indebtedness in the future could also reduce our ability to obtain additional financing for working capital, capital expenditures, acquisitions, and other general corporate purposes and could reduce our flexibility to respond to economic downturns and economic pressures.

In addition, our incurrence of additional debt or liabilities may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes or a loss in the market value of your notes. Our level of indebtedness may also place us at a competitive disadvantage against competitors with less indebtedness. If we default or breach our obligations, we could be required to pay a higher rate of interest or lenders or noteholders could accelerate the repayment of our borrowings.

Negative covenants in the indenture offer only limited protection to holders of the notes.

The indenture governing the notes will contain certain negative covenants that apply to us and certain of our subsidiaries. For example, the limitation on liens covenant in the indenture contains exceptions that will allow us and our subsidiaries to create, issue assume, guarantee or incur liens to secure certain indebtedness without equally and ratably securing the notes. However, neither we nor any of our subsidiaries will be restricted from incurring additional debt or other liabilities under the indenture. We may from time to time incur additional debt and other liabilities. The indenture will not require us to achieve or maintain any minimum financial results relating to our financial condition or results of operations. In addition, we will not be restricted from paying dividends or making distributions on our capital stock or purchasing or redeeming our capital stock under the indenture.

As a result of the foregoing, when evaluating the terms of the notes, you should be aware that the terms of the indenture and the notes do not restrict our ability to engage in, or to otherwise be a party to, a variety of corporate transactions, circumstances and events, such as certain acquisitions, refinancings or recapitalizations that could substantially and adversely affect our capital structure and the value of the notes. For these reasons, you should not consider the covenants in the indenture as a significant factor in evaluating whether to invest in the notes.

In addition, if we incur any additional indebtedness that ranks equally with the notes, the holders of that debt would be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution, or other winding up of us. This may have the effect of reducing the amount of proceeds ultimately paid to you. If new debt is added to our current debt levels, related risks that we now face could intensify.

The notes will be effectively subordinated to the indebtedness and other liabilities of our subsidiaries and to our secured obligations.

The notes will be our exclusive obligations and not of any of our subsidiaries. Our operations are conducted through our subsidiaries, which are separate legal entities that will have no obligation to pay any amounts due under the notes or to make any funds available therefor, whether by dividends, loans or other payments. Except to the extent we are a creditor with recognized claims against our subsidiaries, all claims of creditors (including trade creditors) of our subsidiaries will have priority with respect to the assets of such subsidiaries over our claims (and therefore the claims of our creditors, including holders of the notes). Consequently, the notes will be effectively subordinated to all liabilities of our subsidiaries and any subsidiaries that we may in the future acquire or establish. If there are not sufficient assets remaining to pay our creditors, all or a portion of the notes then outstanding would remain unpaid. In addition, the notes will be effectively subordinated to our secured indebtedness to the extent of the value of the collateral securing such indebtedness. Assuming we had completed this offering on March 31, 2020, the notes would have been effectively subordinated to $19.4 million of notes and contracts payable and $441.7 million of secured financings payable of our subsidiaries owed to third parties.

Our ability to refinance our indebtedness depends on many factors beyond our control.

We will likely need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. Our ability to refinance our indebtedness will depend on the condition of the capital markets and our financial condition at such time and could be limited by restrictive covenants in our debt agreements that are not being refinanced. We cannot provide assurances that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

An active trading market for the notes may not develop.

The notes are a new issue of securities with no established trading market. We have not applied and do not intend to apply for listing of the notes on any securities exchange or for the inclusion of the notes on any automated dealer quotation system. We cannot assure you a trading market for the notes will develop or of the ability of holders of the notes to sell their notes or of the prices at which holders may be able to sell their notes. The underwriters have advised us that they currently intend to make a market in the notes. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued, in their sole discretion, at any time without notice. If no active trading market develops, you may be unable to resell the notes at their fair market value or at any price. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the prices at which you will be able to sell your notes.

If a trading market does develop, changes in our ratings or the financial markets and other factors could adversely affect the market price of the notes.

The market price of the notes will depend on many factors, including, among others, the following:

•	the time remaining to the maturity of the notes;

•	the outstanding amount of the notes;

•	the terms related to optional redemption of the notes;

•	ratings on our debt securities assigned by rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our results of operations, financial condition and prospects; and

•	the condition of the financial markets generally.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future, which could have an adverse effect on the market price of the notes.

Redemption may adversely affect your return on the notes.

The notes are redeemable at our option, and therefore we may choose to redeem the notes at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the proceeds you receive from the redemption in a comparable investment at an effective interest rate as high as the interest rate on your notes being redeemed.

Our credit ratings may not reflect all risks of your investment in the notes.

We expect that the notes will initially be rated by three nationally recognized statistical rating organizations. These credit ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies if, in such rating agency’s judgment, circumstances so warrant. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

Use of proceeds

We estimate that the net proceeds we will receive from this offering will be approximately $443.8 million, after deducting the underwriting discounts and estimated expenses of this offering payable by us.

We intend to use the net proceeds from this offering to repay the outstanding borrowings under our revolving credit facility and for general corporate purposes. At March 31, 2020, outstanding borrowings under our revolving credit facility totaled $280.0 million at an interest rate of 2.49%. Unless terminated earlier, our revolving credit agreement will terminate on April 30, 2024. A portion of the outstanding amount under our revolving credit facility was borrowed to partially fund our acquisitions during the three months ended March 31, 2020.

Capitalization

The following sets forth our cash and cash equivalents and capitalization on a consolidated basis as of March 31, 2020, on both an actual basis and an as adjusted basis to reflect the issuance and sale of the notes offered hereby and the application of the net proceeds therefrom. You should read the following table along with our financial statements and the accompanying notes to those statements, together with the information set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020, which is incorporated by reference herein. See “Where you can find more information” in the accompanying prospectus.

	As of March 31, 2020
	Actual(1)	As adjusted(1)
	(in thousands)
Cash and cash equivalents	$1,049,985	$1,213,824

Notes and contracts payable:
4.60% senior unsecured notes due November 15, 2024	298,671	298,671
4.30% senior unsecured notes due February 1, 2023	249,072	249,072
Revolving credit facility	280,000	—
Trust deed note due November 1, 2023	14,814	14,814
Notes offered hereby	—	448,164
Other notes and contracts payable	4,602	4,602

Total notes and contracts payable	847,159	1,015,323

Total stockholders’ equity	4,359,345	4,359,345
Noncontrolling interests	9,577	9,577

Total equity	4,368,922	4,368,922

Total capitalization	$5,216,081	$5,384,245

(1)	Excludes secured financings payable of $441.7 million.

Description of the notes

The notes will be issued under an indenture, dated as of January 24, 2013, between us and U.S. Bank National Association, as trustee, which we refer to as the “base indenture,” as supplemented by the third supplemental indenture, to be dated May 15, 2020. The base indenture, as supplemented by the third supplemental indenture, is referred to in this prospectus supplement as the “indenture.”

The following description supplements, and to the extent inconsistent therewith replaces, the section entitled “Description of the debt securities” in the accompanying prospectus. You should read the accompanying prospectus and this prospectus supplement together for a more complete description of the indenture and the notes.

This description and the section entitled “Description of the debt securities” in the accompanying prospectus are summaries and are subject to, and qualified in their entirety by, the provisions of the indenture. You can find the definition of certain terms used in this description under “—Certain covenants—Certain Definitions” below. Defined terms used in this description but not defined herein have the meanings assigned to them in the indenture. References in this “Description of the notes” to “the Company,” “we,” “us” and “our” refer only to First American Financial Corporation and not to any of its subsidiaries.

Principal, maturity and interest

In this offering, we will issue $450,000,000 in aggregate principal amount of our 4.000% Senior Notes due 2030. The notes will initially be issued in book-entry form and in all cases in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. The notes will mature on May 15, 2030. We may issue additional notes from time to time after this offering. See “—Issuance of additional notes.”

The notes offered hereby will bear interest from May 15, 2020, the original date of issuance of the notes at a rate of 4.000% per annum. Interest will be payable semi-annually on May 15 and November 15 of each year, beginning November 15, 2020, to the persons in whose names the notes are registered at the close of business on the preceding May 1 and November 1, respectively. The initial interest period will be the period from, and including, the issue date of the notes to, but, excluding November 15, 2020, the first interest payment date. Subsequent interest periods will be the period from, and including, the interest payment date to, but excluding, the next interest payment date or maturity date, as applicable. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

If any interest payment date, any redemption date or the maturity date would otherwise be a day that is not a business day, the related payment of principal, premium, if any, and interest will be made on the next succeeding business day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next succeeding business day.

Ranking

The notes:

•	will be our general senior unsecured obligations;

•	will not be guaranteed by any of our subsidiaries;

•	will rank equally in right of payment with our existing and future senior unsecured indebtedness; and

•	will be effectively subordinated to all liabilities of our subsidiaries and to all of our secured indebtedness to the extent of the value of the collateral securing such indebtedness.

Assuming we had completed this offering on March 31, 2020, the notes would have been effectively subordinated to approximately $19.4 million of notes and contracts payable and $441.7 million of secured financings payable of our subsidiaries owed to third parties.

Payments on the notes; paying agent and registrar

We will pay principal of, premium, if any, and interest on, any note in global form registered in the name of or held by The Depository Trust Company or its nominee in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the registered holder of such global note for payment to its participants for subsequent disbursement to the beneficial owners.

We will pay principal of, premium, if any, and interest on any notes issued in certificated form at the office or agency we designate, except that we may pay interest on any notes in certificated form either at the corporate trust office of the trustee or, at our option, by check mailed to holders of the notes at their registered addresses as they appear in the registrar’s books. In addition, if a holder of notes in certificated form has given wire transfer instructions in accordance with the indenture, we will make all payments on those notes by wire transfer.

We have initially designated the corporate trust office of the trustee to act as our paying agent and registrar. We may, however, change the paying agent or registrar without prior notice to the holders of the notes, and we or any of our Subsidiaries may act as paying agent or registrar.

Transfer and exchange

A holder of notes may transfer or exchange notes at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but we and the trustee may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law. We are not required to transfer or exchange any note selected for redemption. Also, we are not required to transfer or exchange any note for a period of 15 days before a mailing of notice of redemption.

Issuance of additional notes

We may from time to time, without the consent of, or notice to, the holders of the notes, reopen the series of debt securities of which the notes are a part and issue additional notes having the same ranking and the same interest rate, maturity and other terms as the notes, except for the public offering price and the issue date and, if applicable, the initial interest accrual date and the initial interest payment date. Any additional notes having similar terms, together with the notes, will constitute a single series of debt securities under the indenture and will vote together as one class on all matters with respect to the notes, provided that if any such additional notes are not fungible with the existing notes for United States federal income tax purposes, such additional notes will have a separate CUSIP number. No such additional notes may be issued if an event of default has occurred and is continuing with respect to the series of debt securities of which such notes are a part. Unless the context otherwise requires, for all purposes of the indenture and this “Description of the notes,” references to the notes include any additional notes of the same series actually issued.

In addition, we may issue from time to time other series of debt securities under the base indenture consisting of debentures, other series of notes or other evidences of indebtedness, but such other securities will be separate from and independent of the notes. The base indenture does not limit the amount of debt securities or any other debt (whether secured or unsecured or whether senior or subordinated) which we or our subsidiaries may incur.

Optional redemption

At any time prior to February 15, 2030 (three months prior to the maturity date of the notes) (the “Par Call Date”), the notes will be subject to redemption by us, in whole or in part, at any time and from time to time at a redemption price equal to the greater of:

•	100% of the principal amount of the notes then outstanding to be redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (exclusive of the interest accrued to the date of redemption and assuming for these purposes that the notes mature on the Par Call Date) computed by discounting such payments to the redemption date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at a rate equal to the sum of 50 basis points plus the Adjusted Treasury Rate on the third business day prior to the redemption date, as calculated by an Independent Investment Banker, plus, in each case, unpaid interest that has accrued to, but excluding, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

At any time on or after the Par Call Date, we may redeem notes, in whole or in part, at any time and from time to time at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any interest accrued but not paid to, but excluding, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

We will mail a notice of redemption at least 15 days but not more than 60 days before the applicable redemption date to each holder of the notes to be redeemed, except that a redemption notice may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional. If we elect to redeem the notes in part and the notes are held by The Depository Trust Company as depositary, then The Depository Trust Company’s operational procedures for selection of notes for redemption will apply; if we elect to redeem the notes in part and the notes are not held by a depositary, then the trustee will select the notes to be redeemed on a pro rata basis or by any other method the trustee deems fair and appropriate.

Upon the payment of the redemption price, interest will cease to accrue on and after the applicable redemption date on the notes or portions thereof called for redemption.

For purposes of determining the optional redemption price, the following definitions are applicable:

“Adjusted Treasury Rate” means, with respect to any redemption date, the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (or if no maturity is within three months before or after the remaining term of the notes, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the U.S. Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes (assuming for these purposes that the notes mature on the Par Call Date), or, if, in the reasonable judgment of the Independent Investment Banker, there is no such security, then the Comparable Treasury Issue will mean the U.S. Treasury security or securities selected by the Independent Investment Banker as having an actual or interpolated maturity or maturities comparable to the remaining term of the notes (assuming for these purposes that the notes mature on the Par Call Date).

“Comparable Treasury Price” means (1) the average of five Reference Treasury Dealer Quotations for the applicable redemption date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by us to act as the “Independent Investment Banker.”

“Reference Treasury Dealer” means J.P. Morgan Securities LLC, Goldman Sachs & Co. LLC and three Primary Treasury Dealers to be selected by the Company and its respective successors; provided that if any of the foregoing ceases to be, and has no affiliate that is, a primary U.S. governmental securities dealer (a “Primary Treasury Dealer”), the Company (or its successor) will substitute for it another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by an Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker and the trustee at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

Mandatory redemption

We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Certain covenants

Restrictions on Liens

The Company will not, nor will it permit any Covered Subsidiaries to, incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness for Borrowed Money secured by a Lien on Voting Stock of any Covered Subsidiary unless the notes then outstanding are secured by such Lien equally and ratably with (or prior to) such Indebtedness for Borrowed Money, for so long as such other Indebtedness for Borrowed Money is so secured. This restriction will not apply to Indebtedness for Borrowed Money secured by:

(a)

Liens on the Voting Stock of a Person existing at the time such Person becomes a Subsidiary of the Company; provided that such Liens were in existence prior to and not incurred in contemplation of such Person becoming a Subsidiary of the Company;

(b)

Liens on the Voting Stock of any Covered Subsidiary in favor of the Company or any Subsidiary of the Company, including, without limitation, Liens securing Indebtedness for Borrowed Money between or among the Company and any Subsidiary of the Company; and

(c)

any extension, renewal or replacement (and successive extensions, renewals and replacements), in whole or in part, of any Lien referred to in clause (a) above; provided that (1) such extension, renewal or replacement Lien is limited to the same Voting Stock that secured the original Lien and (2) the principal amount of the Indebtedness secured by the new Lien is not greater than the principal amount of any Indebtedness secured by the Lien that is extended, renewed or replaced, plus accrued interest and any fees and expenses, including, without limitation, premium or defeasance costs, payable in connection with any such extension, renewal or replacement.

The indenture will provide that Liens on Voting Stock securing the notes as a result of this covenant shall be released upon the release of any such Lien securing the Indebtedness for Borrowed Money which resulted in the notes being so secured.

Reporting

We will furnish to the trustee, within 30 days after we are required to file such reports with the SEC, copies of our annual, quarterly and current reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. We shall be deemed to have complied with the previous sentence to the extent that such reports are filed with the SEC via EDGAR, or any successor electronic delivery procedure.

If at any time we are not required to file with the SEC the reports required by the preceding paragraph, we will furnish to the holders of the notes the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. We will be deemed to have provided the information to holders if we have filed reports containing such information with the SEC via EDGAR, or any successor electronic delivery procedure.

Consolidation, Merger, Conveyance of Assets

The indenture will provide that the Company will not consolidate with or merge into any other entity or convey, transfer or lease all or substantially all of its assets to any Person, unless:

•

the Person formed by such consolidation (if other than the Company) or into which the Company is merged or the Person which acquires by conveyance or transfer all or substantially all the assets of the Company shall be organized and existing under the laws of the United States of America or any State or the District of Columbia, and shall expressly assume, by supplemental indenture, executed and delivered to the trustee, the due and punctual payment of the principal, and premium, if any, and interest on the notes and the performance of every covenant of the indenture on the part of the Company to be performed or observed; and

•	immediately after giving effect to that type of transaction, no default or Event of Default exists.

There is no precise, established definition of the phrase “all or substantially all” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, conveyance, assignment, transfer, lease or other disposition of less than all of the Company’s assets.

The Company shall deliver to the trustee prior to the proposed transaction, an officers’ certificate and an opinion of counsel each stating that the proposed transaction and such supplemental indenture comply with the indenture and that all conditions precedent to the consummation of the transaction under the indenture have been met.

This covenant will not apply to a merger of the Company with an affiliate solely for the purpose of reincorporating the Company in another jurisdiction.

Event Risk

Except for the limitations described above under “Restriction on Liens,” neither the indenture nor the notes will afford holders of the notes protection in the event of a highly leveraged transaction involving us or will contain any restrictions on the amount of additional indebtedness, whether secured or unsecured, that we may incur. The indenture does not contain any financial ratios or specified levels of net worth or liquidity to which we must adhere. In addition, the indenture does not contain any provisions that restrict our ability to pay dividends or repurchase Capital Stock or that would require us to repurchase or redeem or otherwise modify the terms of any of the notes upon a change in control or an asset sale (other than a sale of all or substantially all of our assets) or other events involving us which may adversely affect the creditworthiness of the notes.

Certain Definitions

“Capital Stock” means (i) in the case of a corporation, corporate stock; (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock; (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation in distributions with Capital Stock.

“Covered Subsidiaries” means, as of any date of determination, any Subsidiary of the Company, the consolidated total assets of which, as of the last day of the most recent fiscal quarter of the Company for which a consolidated balance sheet of the Company and its Subsidiaries is internally available and has been prepared in accordance with GAAP, constitute at least 15% of the Company’s total consolidated assets, and any successor to any such Subsidiary whose consolidated total assets likewise satisfy such requirement; provided, however, that (i) Covered Subsidiaries shall in no event include any Subsidiary of the Company that is not itself an insurance company or the direct or indirect owner of one or more subsidiaries that is an insurance company and (ii) consolidated total assets shall be calculated giving pro forma effect to any material (as determined in good faith by the chief financial officer of the Company) asset acquisition or disposition by the Company and its Subsidiaries occurring after the end of the most recently completed fiscal quarter for which a consolidated balance sheet of the Company and its Subsidiaries is internally available, and on or prior to the date of determination (as if such acquisition or disposition occurred at the end of such completed fiscal quarter).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession and as in effect from time to time.

“Indebtedness for Borrowed Money” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments and (c) all guarantee obligations of such Person with respect to Indebtedness for Borrowed Money of others.

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act of 1933, as amended, as such Regulation is in effect on the issue date.

“Subsidiary” means, with respect to any specified Person: (a) any corporation, association or other business entity of which more than 50% of the total Voting Stock is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors, managers or trustees of such Person.

Events of default

The indenture will define an “Event of Default” as:

(a)	a default in payment when due of any principal of, or premium, if any, on the notes, whether at maturity, upon any redemption or otherwise;

(b)	a default for 30 days in payment when due of interest on the notes;

(c)

a default for 60 days after written notice from the trustee or holders of at least 25% in principal amount of the outstanding notes in the compliance with any other covenant in the indenture or the notes;

(d)	certain events of bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary; or

(e)

a default under any instrument evidencing Indebtedness for Borrowed Money of the Company, whether such indebtedness now exists or is created after the issue date, if that default: (i) is caused by a failure to pay principal when due at final (and not any interim) maturity of such indebtedness on or prior to the expiration of the grace period provided in such indebtedness (a “Payment Default”) or (ii) results in the acceleration of such indebtedness prior to its stated maturity (without such acceleration having been rescinded, annulled or otherwise cured, or such indebtedness having been paid in full, or there having been deposited into trust a sum of money sufficient to pay in full such indebtedness, within 30 days after receipt of written notice of such default or breach to the Company by the trustee or to the Company and the trustee by holders of at least 25% in aggregate principal amount of the notes); and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated (without such acceleration having been rescinded, annulled or otherwise cured as described in clause (ii) above), aggregates $100.0 million or more.

If an Event of Default (other than one described in clause (d) above) occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal amount of all notes to be due and payable immediately. If any Event of Default described in clause (d) above occurs, the principal amount of the notes will be automatically due and payable immediately. However, any time after an acceleration with respect to the notes has occurred but before a judgment or decree based on such acceleration has been obtained, the holders of a majority in principal amount of outstanding notes may, under some circumstances, rescind and annul such acceleration. The holders of a majority in principal amount of outstanding notes, however, may not annul or waive a continuing default in payment of principal of, premium, if any, or interest on the notes.

The trustee is entitled to receive indemnification from the holders of the notes before the trustee exercises any of its rights or powers under the indenture. This indemnification is subject to the trustee’s duty to act with the required standard of care during a default. The holders of a majority in principal amount of the outstanding notes may direct the time, method and place of:

•	the conduct of any proceeding for any remedy available to the trustee; or

•	the exercise of any trust or power conferred on the trustee.

This right of the holders of the notes is, however, subject to the provisions in the indenture providing for the indemnification of the trustee and other specified limitations. In general, the holders of notes may institute an action against us or any other obligor under the notes only if the following four conditions are fulfilled:

•	the holder previously has given to the trustee written notice of an Event of Default and the default continues;

•	the holders of at least 25% in principal amount of the notes then outstanding have both requested the trustee to institute such action and offered the trustee indemnity reasonably satisfactory to it;

•	the trustee has not instituted such action within 60 days of receipt of such request; and

•	the trustee has not received a direction inconsistent with such written request by the holders of a majority in principal amount of the notes then outstanding.

The above four conditions do not apply to actions by holders of the notes against us or any other obligor under the notes for payment of principal of, premium, if any, or interest on or after the due date thereof. The indenture will contain a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Modification of the indenture

Except as provided in the next three succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or Event of Default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder of notes affected thereby, an amendment, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

•	extend the final maturity of the principal of any of the notes;

•	reduce the principal amount of any of the notes;

•	reduce the rate or extend the time of payment of interest on any of the notes;

•	reduce any amount payable on redemption of any of the notes;

•	change the currency in which the principal of, premium, if any, or interest on any of the notes is payable;

•	expressly subordinate any note to any other indebtedness;

•	impair the right to institute suit for the enforcement of any payment on any of the notes when due; or

•

make any change in the percentage in principal amount of the notes, the consent of the holders of which is required for any such amendment or any supplement to the indenture or the waiver of any provision under the indenture.

Notwithstanding the preceding, without the consent of any holder of notes, the Company and the trustee may amend or supplement the indenture or the notes to:

•	cure any ambiguity, omission, defect or inconsistency that does not materially adversely affect the interests of holders of the notes;

•	provide for the assumption by a successor to the obligations of the Company under the indenture;

•	provide for uncertificated notes in addition to or in place of certificated notes;

•	provide for the issuance of, or establish the form or terms of, additional notes in accordance with the indenture;

•	add guarantors or co-obligors with respect to the notes;

•	secure the notes;

•

change or eliminate any of the provisions of the indenture, but only if the change or elimination becomes effective when there are no outstanding notes of any series, or related coupon, which are entitled to the benefit of such provision and as to which such modification would apply;

•

evidence and provide for the acceptance of appointment by a successor trustee and to add to or change any of the provisions of the indenture to facilitate the administration of the trusts by more than one trustee;

•

conform the text of the indenture or the notes to any provision of a description of such notes appearing in a prospectus or prospectus supplement or an offering memorandum or offering circular pursuant to which such notes were offered to the extent that such provision was intended to be a verbatim recitation of a provision of the indenture or the notes;

•	add to the covenants of the Company or Events of Default for the benefit of the holders or surrender any right or power conferred upon the Company;

•	effect any provision of the indenture;

•	comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

•	make other provisions that do not adversely affect the rights of any holder of outstanding notes.

The holders of a majority in principal amount of the outstanding notes may, on behalf of the holders of all notes, waive any past default under the indenture, except a default in the payment of the principal of, premium, if any, or interest on any note or in respect of a provision which under the indenture cannot be amended without the consent of the holder of each outstanding note affected thereby.

It is not necessary for the consent of the holders under the indenture to approve the particular form of any proposed supplement, amendment or waiver. It is sufficient if such consent approves the substance of the proposed supplement, amendment or waiver. A consent to any supplement, amendment or waiver under the indenture by any holder of notes given in connection with a tender of such holder’s notes will not be rendered invalid by such tender. After a supplement, amendment or waiver under the indenture becomes effective, the Company is required to mail to the holders and the trustee a notice briefly describing such amendment or waiver. However, the failure to mail such notice, or any defect in the notice, will not impair or affect the validity of the amendment or waiver. In connection with any supplement, amendment or waiver the trustee will receive, and will be entitled to conclusively rely upon an opinion of counsel and officers’ certificate pursuant to the terms of the indenture.

Discharge, legal defeasance and covenant defeasance

We may discharge or defease our obligations under the indenture as set forth below. Under terms specified in the indenture, we may discharge certain obligations to holders of the notes that have not already been delivered to the trustee for cancellation if such notes:

•	have become due and payable;

•	will become due and payable at their stated maturity within one year; or

•	are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption.

We may discharge the indenture by, among other things, irrevocably depositing with the trustee an amount certified to be sufficient to pay at maturity, or upon redemption, the principal, premium, if any, and interest on the notes. We may make the deposit in cash or U.S. Government Obligations, as defined in the indenture.

We may terminate all our obligations under the notes and the indenture at any time, except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. This is typically referred to as “legal defeasance.”

We may be released with respect to any outstanding notes from the obligations imposed by the sections of the indenture that contain the covenants described above restricting liens and consolidations, mergers and conveyances of assets. In that case, we would no longer be required to comply with these sections. This is typically referred to as “covenant defeasance.”

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option.

In order to exercise either legal defeasance or covenant defeasance with respect to the notes:

•

we must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, government securities, or a combination of cash in U.S. dollars and government securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, interest and premium, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and we must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

•

in the case of legal defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the issue date, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such legal defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

•

in the case of covenant defeasance, we must deliver to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

•

no default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

•

such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which we or any of our Subsidiaries is a party or by which we or any of our Subsidiaries is bound;

•

we must deliver to the trustee an officers’ certificate stating that the deposit was not made by us with the intent of preferring the holders of notes over our other creditors with the intent of defeating, hindering, delaying or defrauding any of our creditors or others; and

•

we must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the legal defeasance or the covenant defeasance have been complied with.

The trustee under the indenture

U.S. Bank National Association is the trustee under the indenture. The indenture contains provisions for the indemnification of the trustee and for its relief from responsibility. The obligations of the trustee to any holder are subject to such immunities and rights as are set forth in the indenture.

We and our affiliates have entered and may from time to time enter into customary banking and trustee relationships with the trustee and its affiliates.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or equityholder of First American Financial Corporation or any of its subsidiaries will have any liability for any obligations of the issuer under the notes or the indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each holder of the notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver and release may not be effective to waive liabilities under the U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing law

The indenture is, and any notes will be, governed by and construed in accordance with the laws of the State of New York.

Book-entry, delivery and form

Global Notes

We will issue the notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC for the accounts of participants in DTC.

DTC

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants (including Euroclear and Clearstream, Luxembourg) in DTC.

DTC advises us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions in deposited securities, such as transfers and pledges, through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations, some of whom own DTC. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We have provided the description of the operations and procedures of DTC in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change by DTC from time to time. None of us, the underwriters or the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC or its participants directly to discuss these matters.

We expect that under procedures established by DTC:

•

upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•

ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC or for maintaining, supervising or reviewing any records of DTC relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Certificated notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes represented by a global note upon surrender by DTC of the global note if:

•

DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an Event of Default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

Certain U.S. federal income tax consequences

The following summary describes certain U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations and administrative and judicial decisions as of the date hereof. Legislative, judicial and administrative changes may occur, possibly with retroactive effect, that could affect the accuracy of the statements described herein. This summary is addressed only to investors who purchase notes for their original offering price in this offering and deals only with notes held as capital assets (generally, property held for investment). In addition, this summary is intended for general information only, and does not purport to address all U.S. federal income tax matters that may be relevant to investors in special tax situations, such as insurance companies, tax-exempt organizations, banks or other financial institutions, dealers in securities or currencies, traders in securities that elect to mark to market, holders of notes that are held as a hedge or as part of a hedging, straddle or other integrated transaction, partnerships or other pass-through entities or investors therein, persons subject to alternative minimum tax, former citizens or residents of the United States, controlled foreign corporations, foreign personal holding companies, persons subject to special tax accounting rules as a result of any item of gross income with respect to the notes being taken into account in an applicable financial statement, corporations that accumulate earnings to avoid U.S. federal income tax or U.S. Holders (as defined below) whose functional currency is not the United States dollar. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or is expected to be sought with respect to any aspect of the transactions described herein. Accordingly, no assurance can be given that the IRS will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds a note, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of a note that is a partnership, and the partners in such a partnership, should consult their tax advisors about the U.S. federal income tax consequences of holding and disposing of the notes.

This discussion does not address any tax other than U.S. federal income tax. Persons considering the purchase of the notes should consult their own tax advisors concerning the application of U.S. federal income tax laws, as well as the laws of any state, local or foreign taxing jurisdictions and the application of any U.S. federal tax other than the income tax, including but not limited to the U.S. federal gift tax and estate tax, to their particular situations.

Classification of the Notes

In certain circumstances, the notes provide for the payment of certain amounts in excess of their stated interest and principal. These contingencies could subject the notes to the provisions of the Treasury regulations relating to “contingent payment debt instruments.” Under these regulations, however, one or more contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if, as of the issue date, each such contingency is “remote” or is considered to be “incidental.” We believe and intend to take the position that the foregoing contingencies should be treated as remote and/or incidental. Our position is binding on a holder, unless the holder discloses in the proper manner to the IRS that it is taking a different position. However, this determination is inherently factual, and we can give you no assurance that our position would be sustained if challenged by the IRS. A successful challenge of this position by the IRS could affect the timing and amount of a holder’s income and could cause any gain from the sale or other disposition of a note to be treated as ordinary income, rather than capital gain. This disclosure assumes that the notes will be classified as indebtedness for U.S. federal income tax purposes but that they will not be considered contingent payment debt instruments. Holders are urged to consult their own tax advisors regarding the potential application to the notes of the contingent payment debt regulations and the consequences thereof.

Tax Consequences to U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes, (i) a citizen or individual resident of the United States, (ii) a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate whose income is subject to U.S. federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined under the Code) are authorized to control all substantial decisions of the trust (and certain trusts that have made a valid election to be treated as a United States person).

Payments of Interest

The notes are not expected to be issued with original issue discount for U.S. federal income tax purposes, and the remainder of this discussion assumes that to be the case. Accordingly, interest paid on a note will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for federal income tax purposes.

Sale, Exchange or Retirement of Notes

Upon the sale, exchange or retirement of a note, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement and the U.S. Holder’s adjusted tax basis in the note. For these purposes, the amount realized does not include any amount attributable to accrued interest. Amounts attributable to accrued interest are treated as interest as described under “—Payments of Interest” above. A U.S. Holder’s adjusted tax basis in a note will generally equal the amount that the U.S. Holder paid for the note (reduced by prior principal payments, if any, on the note).

Gain or loss realized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if at the time of sale, exchange or retirement the note has been held for more than one year. Long-term capital gains recognized by non-corporate U.S. Holders currently are taxed at reduced rates. The deductibility of capital losses is subject to limitations.

Additional Tax on Net Investment Income

U.S. persons that are individuals, estates or certain trusts will generally be subject to a 3.8% Medicare tax on the lesser of (1) the U.S. person’s “net investment income” for the taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold. A U.S. Holder’s net investment income will generally include any income or gain recognized by such holder with respect to the notes, unless such income or gain is derived in the ordinary course of the conduct of such holder’s trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. Holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in the notes.

Backup Withholding and Information Reporting

Generally, for non-corporate U.S. Holders, payments on a note will be subject to information reporting. In addition, a non-corporate U.S. Holder may be subject to a backup withholding tax on those payments if it fails to provide its accurate taxpayer identification number to us or our paying agent in the manner required, is notified by the IRS that it has failed to report all interest and dividends required to be shown on its U.S. federal income tax return, or otherwise fails to comply with applicable backup withholding tax rules. In addition, U.S. Holders may be subject to information reporting and backup withholding tax with respect to the proceeds from a sale, exchange, retirement or other taxable disposition of a note.

Any amounts withheld from payments on the notes under the backup withholding tax rules may be allowed as a credit against a holder’s U.S. federal income tax liability and may entitle the holder to a refund, provided the required information is timely furnished to the IRS.

Tax Consequences to Non-U.S. Holders

A “Non-U.S. Holder” is a beneficial owner of a note that is an individual, corporation, estate or trust and is not a U.S. Holder.

Payments of Interest

Subject to the discussion below concerning backup withholding and FATCA, payments of interest on a note made to a Non-U.S. Holder will not generally be subject to U.S. federal income or withholding tax, provided that:

•

the Non-U.S. Holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable Treasury regulations;

•	such interest is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business; and

•

either (a) the Non-U.S. Holder provides its name and address on an IRS Form W-8BEN or W-8BEN-E (or other applicable form), and certifies, under penalties of perjury, that it is not a U.S. person or (b) the Non-U.S. Holder holds its notes through certain foreign intermediaries and satisfies the certification requirements of applicable Treasury regulations.

Special certification and other rules apply to certain Non-U.S. Holders that are entities rather than individuals.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest made to such Non-U.S. Holder will be subject to U.S. federal withholding tax at a 30% rate, unless such Non-U.S. Holder provides us or our paying agent with a properly executed (1) IRS Form W-8BEN or W-8BEN-E (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable tax treaty or (2) IRS Form W-8ECI (or other applicable form) stating that interest paid on a note is not subject to withholding tax because it is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.

If a Non-U.S. Holder is engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and the interest is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States if that is required by an applicable income tax treaty as a condition for subjecting such Non-U.S. Holder to U.S. tax on a net income basis), such Non-U.S. Holder will be subject to U.S. federal income tax on that interest on a net income basis (although will be exempt from the 30% withholding tax, provided the Non-U.S. Holder complies with certain certification and disclosure requirements discussed above in the same manner as if the Non-U.S. Holder were a U.S. Holder). In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connect earnings and profits for the taxable year, subject to certain adjustments, unless the Non-U.S. Holder qualifies for a lower rate under an applicable income tax treaty.

Sale, Exchange or Other Disposition of Notes

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized on a sale or other disposition of notes, unless:

•	the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States, or

•	the Non-U.S. Holder is an individual who is present in the United States for at least 183 days in the taxable year of the disposition and certain other requirements are met.

If a Non-U.S. Holder is described in the first bullet point above, the Non-U.S. Holder will generally be taxed in the same manner as a U.S. Holder (see “Tax Consequences to U.S. Holders” above), unless an applicable income tax treaty provides otherwise. In addition, a corporate Non-U.S. Holder may be subject to a branch profits tax at a rate of 30% (or a lower treaty rate) with respect to its effectively connected earnings and profits attributable to the gain. If a Non-U.S. Holder is described in the second bullet point, the Non-U.S. Holder will be subject to tax at a rate of 30% on the gain (offset by certain U.S. source capital losses) unless an applicable income tax treaty provides otherwise.

Backup Withholding and Information Reporting

Generally, the amount of interest paid to a Non-U.S. Holder and the amount of tax, if any, withheld with respect to those payments must be reported annually to the IRS and to the Non-U.S. Holder. Copies of the information returns reporting such interest, and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty. Backup withholding will generally not apply to payments of interest on the notes to a Non-U.S. Holder if the holder certifies its status as a non-U.S. person under penalties of perjury or otherwise establishes an exemption (provided that the applicable withholding agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied).

The payment of the proceeds of the disposition of notes to or through the United States office of a United States or foreign broker will be subject to information reporting and, depending on the circumstances, backup withholding unless the Non-U.S. Holder provides the certification described above or otherwise establishes an exemption (and the applicable withholding agent does not have actual knowledge or reason to know that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemptions are not in fact satisfied). The payment of the proceeds of a disposition effected outside the United States by a Non-U.S. Holder to or through a foreign office of a broker generally will not be subject to backup withholding or information reporting. However, if that broker is, for U.S. federal income tax purposes, a U.S. person, a controlled foreign corporation, a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with a trade or business in the United States, or a foreign partnership that is engaged in the conduct of a trade or business in the United States or that has one or more partners that are U.S. persons who in the aggregate hold more than 50% of the income or capital interests in the partnership, information reporting requirements will apply unless that broker has documentary evidence in its files of such holder’s status as a Non-U.S. Holder and has no actual knowledge or reason to know to the contrary or unless such holder otherwise establishes an exemption.

Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle it to a refund, provided it timely furnishes the required information to the IRS.

Foreign Account Tax Compliance Act

Sections 1471 through 1474 of the Code, the Treasury regulations promulgated thereunder and other governmental notices with respect thereto (collectively “FATCA”) could impose a withholding tax of 30% (“FATCA Withholding”) on interest income (including any amount treated as interest for U.S. federal income tax purposes) on the notes paid to any Non-U.S. Holder or any non-U.S. person or entity that receives such income (a “non-U.S. payee”) on behalf of a non-U.S. person, unless the Non-U.S. Holder and each non-U.S. payee in the payment chain complies with the applicable information reporting, account identification, withholding, certification and other FATCA-related requirements (including any intergovernmental agreement entered into by the United States and another applicable jurisdiction to facilitate the application and implementation of FATCA (an “IGA”)). In the case of a payee that is a non-U.S. financial institution (for example, a clearing system, custodian, nominee or broker), withholding generally will not be imposed if the financial institution complies with the requirements imposed by FATCA to collect and report (to the U.S. or another relevant taxing authority) substantial information regarding such institution’s U.S. account holders (which would include some account holders that are non-U.S. entities but have U.S. owners). Other payees, including individuals, may be required to provide proof of tax residence or waivers of confidentiality laws and/or, in the case of non-U.S. entities, certification or information relating to their U.S. ownership.

FATCA Withholding may be imposed at any point in a payment chain if a non-U.S. payee is not compliant with the applicable FATCA requirements. A payment chain may consist of a number of parties, including a paying agent, a clearing system, each of the clearing system’s participants and a non-U.S. bank or broker through which a Non-U.S. Holder holds the notes. Accordingly, if a Non-U.S. Holder receives payments through a payment chain that includes one or more non-U.S. payees the payment could be subject to FATCA Withholding if any non-U.S. payee in the payment chain fails to comply with the FATCA requirements and is subject to withholding. This would be the case even if the Non-U.S. Holder would not otherwise have been directly subject to FATCA Withholding.

A number of countries have entered into, and other countries are expected to enter into, IGAs. While the existence of an IGA will not eliminate the risk that the notes will be subject to FATCA Withholding, these agreements are expected to facilitate compliance with the FATCA requirements thereby reducing the likelihood that FATCA Withholding will occur for investors in (or investors that indirectly hold notes through financial institutions in) those countries.

FATCA Withholding could apply to all interest payments made on the notes. In addition, FATCA Withholding could apply to the gross proceeds payable upon the sale, exchange, redemption or maturity of the notes, although pursuant to proposed regulations, the Treasury Department has indicated its intent to eliminate the requirements under FATCA of withholding on gross proceeds from the sale, exchange, maturity or other disposition of relevant financial instruments (such as the notes) and has indicated that taxpayers may rely on these proposed regulations pending their finalization.

Depending on a Non-U.S. Holder’s circumstances, it may be entitled to a refund or credit in respect of some or all of any FATCA Withholding. However, even if a Non-U.S. Holder is entitled to have any such withholding refunded, the required procedures could be cumbersome and significantly delay the Non-U.S. Holder’s receipt of any withheld amounts.

Each Non-U.S. Holder is strongly urged to consult its tax advisor regarding FATCA. Each Non-U.S. Holder should also consult its bank or broker through which it would hold the notes about the likelihood that payments to such bank or broker (for credit to the Non-U.S. Holder) may become subject to FATCA Withholding at some point in the payment chain.

The U.S. federal tax discussion set forth above as to both U.S. Holders and Non-U.S. Holders is included for general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their tax advisors with respect to the tax consequences to them of the purchase, ownership and disposition of the notes, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in U.S. federal or other tax laws.

Underwriting

We and Goldman Sachs & Co. LLC and J.P. Morgan Securities LLC, as representatives of the underwriters named below, have entered into an underwriting agreement relating to the offer and sale of the notes. In the underwriting agreement, we have agreed to sell to each underwriter severally, and each underwriter has agreed severally to purchase from us, the principal amount of notes that appears opposite the name of that underwriter below:

Underwriter	Principal amount of notes
J.P. Morgan Securities LLC	$148,500,000
Goldman Sachs & Co. LLC	121,500,000
Wells Fargo Securities, LLC	36,000,000
PNC Capital Markets LLC	36,000,000
U.S. Bancorp Investments, Inc.	36,000,000
Barclays Capital Inc.	9,000,000
BMO Capital Markets Corp.	9,000,000
BNP Paribas Securities Corp.	9,000,000
BofA Securities, Inc.	9,000,000
Citigroup Global Markets Inc.	9,000,000
Compass Point Research & Trading, LLC	9,000,000
KeyBanc Capital Markets Inc.	9,000,000
Stephens Inc.	9,000,000

Total	$450,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased, at our option, or the underwriting agreement may be terminated.

The underwriters propose to offer the notes directly to the public at the public offering price described on the cover page of this prospectus supplement and to certain dealers at the public offering price less a concession not to exceed 0.400% of the principal amount of the notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.250% of the principal amount of the notes on sales to other dealers. After the initial offering of the notes, the underwriters may change the public offering price and concession.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

The expenses of the offering, not including underwriting discount, are estimated to be approximately $1.4 million and will be payable by us.

New issue of notes

The notes are a new issue of securities with no established trading market. We have not applied and do not intend to apply to list the notes on any securities exchange or for the inclusion of the notes on any automated dealer quotation system. The underwriters have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so and may, in their sole discretion, discontinue any market-making in the notes at any time without notice. Therefore, we cannot assure you that a liquid trading market for the notes will develop, that you will be able to sell your notes at a particular time or that the price you receive when you sell will be favorable.

No sales of similar securities

We have agreed that we will not, during the period commencing on the date of this prospectus supplement and ending on the settlement date of the offering, without first obtaining the prior written consent of the representatives of the underwriters, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by the Company and having a tenor of more than one year.

Price stabilization, short positions and penalty bids

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market prices of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If an underwriter creates a short position in the notes in connection with the offering (i.e., if it sells more notes than are on the cover page of this prospectus supplement), the underwriter may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Sales outside the United States

The notes may be offered and sold in the United States and certain jurisdictions outside the United States in which such offer and sale is permitted.

European Economic Area and United Kingdom

In relation to each Member State of the European Economic Area and the United Kingdom (each a “Relevant State”), no notes have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation), except that offers of notes may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(a) to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b) to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of notes shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any notes in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any notes to be offered so as to enable an investor to decide to purchase or subscribe for any notes, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Canada

The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this offering memorandum (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the initial purchasers are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering

Japan

The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Hong Kong

The notes have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the notes has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Singapore

Each representative has acknowledged that this prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each representative has represented and agreed that it has not offered or sold any notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause the notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than:

(a) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA and in accordance with the conditions specified in Section 275 of the SFA; or

(c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(i) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 276(4)(i)(B) of the SFA;

(ii) where no consideration is or will be given for the transfer;

(iii) where the transfer is by operation of law;

(iv) as specified in Section 276(7) of the SFA; or

(v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, we have determined, and hereby notify all relevant persons (as defined in section 309A of the SFA) that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Switzerland

The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document does not constitute a prospectus within the meaning of, and has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of notes.

Settlement

We expect to deliver the notes against payment therefor on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day preceding the settlement date will be required, by virtue of the fact that the notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

Other relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings with us or our affiliates. They have received, and may in the future receive, customary fees and commissions for these transactions. In particular, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities LLC, is the administrative agent, joint lead arranger and joint bookrunner and a lender under our revolving credit facility. Furthermore, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain underwriters or their affiliates that have a lending relationship with us hedge, and certain other of the underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, those underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Legal matters

The validity of the notes will be passed upon for us by Gibson, Dunn & Crutcher LLP. Davis Polk & Wardwell LLP, New York, New York, is advising the underwriters in connection with the offering of the notes.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control Over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Prospectus

Debt securities

First American Financial Corporation may offer and sell debt securities from time to time, in one or more classes or series, in amounts, at prices and on terms that we will determine at the time of offering. We will provide the specific terms of any debt securities we offer for sale in supplements to this prospectus. A prospectus supplement may also add, change or update information contained in this prospectus.

You should read this prospectus and any applicable prospectus supplement carefully before you purchase any of our debt securities. This prospectus may not be used to offer or sell debt securities unless accompanied by a prospectus supplement.

We may offer and sell the debt securities directly to you, through agents we select, or through underwriters or dealers we select. The prospectus supplement for each offering of debt securities will describe the plan of distribution for that offering.

Investing in our securities involves risks. You should read carefully and consider the risks referenced under “Risk Factors” beginning on page 6 of this prospectus, as well as the other information contained in or incorporated by reference in this prospectus or in any accompanying prospectus supplement before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of the prospectus is May 6, 2020.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, utilizing the “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may sell from time to time the debt securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement and, if necessary, a pricing supplement, that will contain specific information about the terms of that offering. The prospectus supplement and, if necessary, the pricing supplement, may also add to, update or change information contained in this prospectus. Accordingly, to the extent inconsistent, the information in this prospectus will be deemed to be modified or superseded by any inconsistent information contained in a prospectus supplement or a pricing supplement. You should read carefully this prospectus, the applicable prospectus supplement and any related pricing supplement or free writing prospectus, together with the additional information incorporated by reference in this prospectus described below under “Incorporation by Reference” before making an investment in our debt securities.

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement or in any related pricing supplement or free writing prospectus filed by us with the SEC. We have not authorized, and any applicable underwriters have or will not authorize, any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus, any prospectus supplement or any such free writing prospectus is accurate as of any date other than the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities offered hereunder, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

The prospectus supplement and, if necessary, the pricing supplement or free writing prospectus, will describe: the terms of the debt securities offered, any initial public offering price, the price paid to us for the debt securities, the net proceeds to us, the manner of distribution and any underwriting compensation, and the other specific material terms related to the offering of the debt securities. The prospectus supplement may also contain information, where applicable, about material United States federal income tax considerations relating to the debt securities.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents.

In this prospectus, we use the terms the “company,” the “registrant,” “First American,” “we,” “us” and “our” to refer to First American Financial Corporation and our consolidated subsidiaries.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and may contain the words “believe,” “anticipate,” “expect,” “intend,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases or future or conditional verbs such as “will,” “may,” “might,” “should,” “would,” or “could.” These forward-looking statements include, without limitation, statements regarding future operations, performance, financial condition, prospects, plans and strategies. These forward-looking statements are based on current expectations and assumptions that may prove to be incorrect.

Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include, without limitation:

•	interest rate fluctuations;

•	changes in the performance of the real estate markets;

•	volatility in the capital markets;

•	unfavorable economic conditions;

•	the coronavirus pandemic and responses thereto;

•	impairments in the company’s goodwill or other intangible assets;

•	uncertainty from the expected discontinuance of LIBOR and transition to any other interest rate benchmark;

•	failures at financial institutions where the company deposits funds;

•	regulatory oversight and changes in applicable laws and government regulations, including privacy and data protection laws;

•	heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses;

•	use of social media by the company and other parties;

•	regulation of title insurance rates;

•	limitations on access to public records and other data;

•	climate change, health crises, severe weather conditions and other catastrophe events;

•	changes in relationships with large mortgage lenders and government-sponsored enterprises;

•	changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory capital and surplus;

•	losses in the company’s investment portfolio;

•	material variance between actual and expected claims experience;

•	defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents;

•	any inadequacy in the company’s risk management framework;

•	systems damage, failures, interruptions, cyberattacks and intrusions, or unauthorized data disclosures;

•	innovation efforts of the company and other industry participants and any related market disruption;

•	errors and fraud involving the transfer of funds;

•	the company’s use of a global workforce;

•	inability of the company’s subsidiaries to pay dividends or repay funds; and

•	other factors described in our reports that are incorporated by reference in this prospectus, including under the caption “Risk Factors.”

The forward-looking statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information and documents with the SEC. Our filings with the SEC are available to the public on the Internet through the SEC’s EDGAR database. You may access the EDGAR database at the SEC’s website at www.sec.gov.

We also post our SEC filings on our website at www.firstam.com. Information contained on our website is not intended to be incorporated by reference in this prospectus, and you should not consider that information part of this prospectus. Our website address is included in this prospectus as an inactive textual reference only.

It is important for you to analyze the information in this prospectus, any applicable prospectus supplement, the registration statement and the exhibits to the registration statement, and additional information described under the heading “Incorporation by Reference” below before you make your investment decision.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” certain information in documents we file with it, which means that we can disclose important information to you in this prospectus by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus, information filed subsequently that is incorporated by reference and information in any prospectus supplement. These documents contain important business and financial information about our company, including information concerning its financial performance, and we urge you to read them. We incorporate by reference into this prospectus all of the following documents and any amendments to these documents:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, filed on February 18, 2020; and

•	our Quarterly Report on Form 10-Q for the three months ended March 31, 2020, filed on April 29, 2020.

We also incorporate into this prospectus all of our filings with the SEC made pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act that we file after the filing of this prospectus but prior to the termination of any offering of securities made by this prospectus. Information in this prospectus and incorporated by reference is only current as of the date it is made. Information in documents that we subsequently file with the SEC will automatically update and supersede any previously disclosed information. However, any documents or portions thereof or any exhibits thereto that we furnish to, but do not file with, the SEC shall not be incorporated or deemed to be incorporated by reference into this prospectus. Unless specifically stated to the contrary, none of the information we disclose under items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

We will furnish to you without charge, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus, except for exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents. Requests should be addressed to:.

First American Financial Corporation

1 First American Way

Santa Ana, California 92707-5913

Attention: Secretary

(714) 250-3000

You should read the information in this prospectus and any applicable prospectus supplement together with the information in the documents incorporated by reference. Nothing contained herein shall be deemed to incorporate information furnished to, but not filed with, the SEC.

OUR COMPANY

We, through our subsidiaries, are engaged in the business of providing financial services through our title insurance and services segment and our specialty insurance segment. The title insurance and services segment provides title insurance, closing and/or escrow services and similar or related services domestically and internationally in connection with residential and commercial real estate transactions. We also provide products, services and solutions that are designed to mitigate risk in, or otherwise facilitate real estate transactions. Many of these products, services and solutions involve the use of real property-related data, including data derived from our proprietary databases. We maintain, manage and provide access to title plant data and records, and, in addition, provide banking, trust, document custodial, warehouse lending and wealth management services. The specialty insurance segment issues property and casualty insurance policies and sells home warranty products. In addition, our corporate function consists of certain financing facilities as well as the corporate services that support our business operations.

First American Financial Corporation was incorporated in the state of Delaware in January 2008 to hold the financial services businesses of the company’s prior parent. On June 1, 2010, the company’s common stock was listed on the New York Stock Exchange under the ticker symbol “FAF.” The businesses operated by the company’s subsidiaries have, in some instances, been in existence since the late 1800s.

We have our executive offices at 1 First American Way, Santa Ana, California 92707-5913. Our telephone number is (714) 250-3000. Our website is www.firstam.com. Information contained on or connected to our website is not a prospectus, is not incorporated by reference into this prospectus and does not constitute part of this prospectus.

RISK FACTORS

Investing in our debt securities involves risk. Please see the risk factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2019, our Quarterly Report on Form 10-Q for the three months ended March 31, 2020 and in the other documents incorporated by reference into this prospectus (see “Incorporation by Reference”), as may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC. You should carefully consider these risk factors, as well as the other information contained elsewhere in this prospectus and the information incorporated by reference before making an investment decision. We face risks other than those described in the aforementioned reports, including those that are unknown to us and others of which we may be aware but, at present, consider immaterial. Because of those risk factors, as well as other variables affecting our operating results, past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods.

USE OF PROCEEDS

Except as otherwise may be described in an applicable prospectus supplement, we intend to use the net proceeds from the sale of the debt securities offered hereunder for general corporate purposes, including, among other possible uses, acquisitions, funding for working capital, the repayment or repurchase of short-term or long-term debt or lease obligations, repurchase of our capital stock and other capital expenditures. We may also use the net proceeds for temporary investments until we need them for general corporate purposes.

DESCRIPTION OF THE DEBT SECURITIES

This “Description of the Debt Securities” section contains a summary description of the debt securities that First American Financial Corporation may offer and sell from time to time. This summary description is not meant to be a complete description of the debt securities. At the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the debt securities being offered.

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that First American Financial Corporation may issue from time to time. We may offer non-convertible secured or unsecured debt securities, which may be senior or subordinated. Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued in one or more series under the Indenture, dated as of January 24, 2013, between First American Financial Corporation and U.S. Bank National Association, as Trustee, which is filed as an exhibit to the registration statement of which this prospectus is a part. The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in an officer’s certificate or by a supplemental indenture.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general terms and provisions described below may apply to such debt securities, will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

The debt securities may be issued in one or more series as may be authorized from time to time. Unless otherwise provided in the terms of a series of debt securities, a series may be reopened, without notice to or consent of any holder of outstanding debt securities, for issuances of additional debt securities of that series. No limit exists on the aggregate amount of the debt securities we may sell pursuant to the registration statement of which this prospectus is a part. Reference is made to the applicable prospectus supplement for the following terms of the debt securities of each series (if applicable):

•	title and aggregate principal amount;

•	any applicable subordination provisions for any subordinated debt securities;

•	whether the securities will be secured or unsecured;

•	the guarantors, if any, and the terms of any guarantees (including provisions relating to seniority, subordination, security and release of any guarantees);

•	whether the debt securities are exchangeable for other securities;

•	percentage or percentages of principal amount at which the debt securities will be issued;

•	issue and maturity date(s);

•	interest rate(s) or the method for determining the interest rate(s);

•	dates on which interest will accrue or the method for determining dates on which interest will accrue;

•	dates on which interest will be payable and record dates for the determination of the holders to which interest will be payable on such payment dates;

•	the places where payments on the debt securities will be payable;

•	redemption or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which the debt securities will be issued;

•	whether the debt securities will be issued in whole or in part in the form of one or more global securities;

•	identity of the depositary for global securities;

•

whether a temporary security is to be issued with respect to a series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•

the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	time period within which, the manner in which and the terms and conditions upon which the purchaser of the debt securities can select the payment currency;

•	securities exchange(s) on which the debt securities will be listed, if any;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	provisions relating to covenant defeasance and legal defeasance;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

•

any other terms of the debt securities of such series and guarantees thereof, if any (which terms are not inconsistent with the provisions of the Trust Indenture Act of 1939, as amended, or the Trust Indenture Act, but may modify, amend, supplement or delete any of the terms of the indenture with respect the debt securities of such series and guarantees thereof, if any).

One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such debt securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked will be set forth in the applicable prospectus supplement.

United States federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

The term “debt securities” includes debt securities denominated in U.S. dollars or, if specified in the applicable prospectus supplement, in any other freely transferable currency or units based on or relating to foreign currencies.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

The indenture is, and the debt securities will be, construed in accordance with and governed by the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell the debt securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters for resale to purchasers;

•	directly to purchasers;

•	through agents or dealers to purchasers; or

•	through a combination of any of the foregoing methods of sale.

In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third parties may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge debt securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned debt securities or, in an event of default in the case of a pledge, sell the pledged debt securities pursuant to this prospectus and the applicable prospectus supplement.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation, in a prospectus supplement. We may indemnify underwriters, dealers, agents or direct purchasers against certain liabilities, including liabilities under the Securities Act. Such underwriters, dealers, agents or direct purchasers may also be entitled to contribution with respect to payments they may be required to make in respect of those liabilities. Our underwriters, dealers, agents or direct purchasers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement accompanying this prospectus, the validity of the securities being offered hereby will be passed upon for us by Gibson, Dunn & Crutcher LLP.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control Over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

First American Financial Corporation

$450,000,000 4.000% Senior Notes due 2030

Joint Book-Running Managers

Goldman Sachs & Co. LLC	J.P. Morgan

Wells Fargo Securities	PNC Capital Markets LLC	US Bancorp

Co-Managers

Barclays	BMO Capital Markets	BNP PARIBAS	BofA Securities	Citigroup

Compass Point KeyBanc Capital Markets Stephens Inc.